 Exhibit 8.1

List of Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation	Ownership Interest
BOS-Dimex Ltd.	Israel	100%
BOS-Odem Ltd.	Israel	100%
Ruby-Tech Inc.	New York, USA	Wholly-owned by BOS-Odem Ltd.